Exhibit 10.2

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of [            ], 2014, by and among Enovation Controls, Inc., a Delaware corporation (the “Corporation”), and each of the Members (as defined herein).

RECITALS:

WHEREAS, pursuant to that certain [Enovation Controls, LLC Common Unit Purchase Agreement], dated as of             , 2014, by and among the Corporation and [certain] Members (as defined below) of Enovation Controls, LLC, an Oklahoma limited liability company (“EC LLC”), such Members will sell to the Corporation certain membership interests in EC LLC designated as “Common Units” (the “Units”) in exchange for a cash purchase price of [        ] (the “Original Sale”);

WHEREAS, pursuant to that certain Second Amended and Restated Limited Liability Company Agreement of EC LLC, dated as of the date hereof (the “LLC Agreement”), by and among the Corporation and the Members, the Members have the right under certain circumstances to exchange Units, together with an equal number of shares of Class B common stock, par value $0.00001 per share, of the Corporation (“Class B Shares”), for shares of Class A common stock, par value $0.00001 per share, of the Corporation (“Class A Shares”), subject to the Corporation’s right to substitute cash in lieu of such Class A shares at its option (each such case, in addition to the Original Sale, an “Exchange”);

WHEREAS, EC LLC and each of its direct or indirect subsidiaries that is a partnership for U.S. federal income tax purposes (but only if such indirect subsidiaries are held only through subsidiaries treated as pass-through entities) will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Exchange occurs, which election will result in an adjustment to the Corporation’s share of the tax basis of the assets owned by EC LLC and certain of its subsidiaries as of the date of the Exchange, with a consequent result on the taxable income subsequently derived therefrom;

WHEREAS, immediately prior to the Original Sale, the Corporation will become the managing member of EC LLC and exercise control of EC LLC, including of its business and affairs; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Exchanges and any payments made hereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the LLC Agreement.

“Advisory Firm” means an accounting or law firm that is nationally recognized as being expert in Covered Tax matters and not an Affiliate of the Corporation, selected by the Corporation.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to the Members and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the Members.

“Affiliate” has the meaning set forth in Rule 405 promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Agreed Rate” means LIBOR plus 200 basis points.

“Agreement” is defined in the preamble.

“Allocable Share” means with respect to each Member, for any Taxable Year, the quotient (expressed as a percentage) obtained by dividing (x) such person’s Member Realized Tax Benefit Amount by (y) the sum of all Member Realized Tax Benefit Amounts.

“Amended Tax Benefit Schedule” is defined in Section 2.2(b) of this Agreement.

“Attributable”: The portion of any Realized Tax Benefit of the Corporation that is “Attributable” to any present or former Member other than the Corporation shall be determined by reference to the assets from which arise the depreciation, amortization or other similar deductions for recovery of cost or basis (“Depreciation”) and the Imputed Interest that produce the Realized Tax Benefit, and in any case involving Realized Tax Benefits resulting from the sale of an asset in any given Taxable Year by reference to the tax basis of the asset that produce the Realized Tax Benefit, under the following principles:

(i) Any Realized Tax Benefit arising from a deduction to the Corporation with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to an Exchange Asset is Attributable to a Member in accordance with the ratio of (a) all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by such Member to (b) the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by all Members,

(ii) Any Realized Tax Benefit arising from a deduction to the Corporation with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to tax thereon), and

(iii) Any Realized Tax Benefit arising from additional tax basis to the Corporation upon the disposition of an asset by EC LLC or any of its subsidiaries treated as pass-through entities in respect of a Basis Adjustment to an Exchange Asset is Attributable to a Member to the extent that the ratio of all tax basis for the asset in respect of Basis Adjustments resulting from all Exchanges by such Member bears to the aggregate of all tax basis in respect of Basis Adjustments resulting from all Exchanges by all Members.

“Basis Adjustment” means the increase or decrease to the tax basis of, or the Corporation’s share of the tax basis of, the Exchange Assets (i) under Sections 734(b), 743(b) and 754 of the Code and, in each case, the comparable sections of U.S. state and local income and franchise tax law (in situations where, following an Exchange, EC LLC remains in existence as an entity for tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local income and franchise tax law (in situations where, as a result of one or more Exchanges, EC LLC becomes an entity that is disregarded as separate from its owner for Tax purposes), in each case as a result of any Exchange and any payments made under this Agreement. For the avoidance of doubt, payments under this agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have a correlative meaning.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto (excluding any group of Persons which includes the Founding Members and their respective Permitted Transferees) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the date of the Original Sale and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the board of directors of the Corporation or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the date of the Original Sale or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii);

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation (including EC LLC) with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors of the Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation;

(iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of assets of EC LLC), other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Shares” is defined in the recitals.

“Class B Shares” is defined in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor U.S. federal income tax statute and the corresponding provisions thereof).

“Corporation” is defined in the preamble.

“Covered Taxes” means any taxes imposed under Subtitle A of the Code or any other provision of U.S. federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code) and U.S. state and local income and franchise taxes.

“Default Rate” means LIBOR plus 400 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for any Covered Tax.

“Early Termination Date” is the last day of the Taxable Year in which an Early Termination Notice is given.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” means, for any Member, as of the date of an Early Termination Notice, a payment equal to the present value, discounted at the Termination Rate, of all Tax Benefit Payments that would be required to be paid by the Corporation to such Member beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

“EC LLC” is defined in the recitals.

“Exchange” is defined in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Assets” means the assets owned by EC LLC and each of its direct or indirect subsidiaries that are treated as pass-through entities (but only if such indirect subsidiaries are held only through subsidiaries treated as pass-through entities) for U.S. federal income tax purposes as of an applicable Exchange Date (and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset).

“Exchange Basis Schedule” is defined in Section 2.1(a) of this Agreement.

“Exchange Date” means the date on which an Exchange is effected.

“Expert” is defined in Section 7.2(a) of this Agreement.

“Founding Members” means Murphy Group, Inc. and EControls Group, Inc.

“Governmental Entity” means any U.S. federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other domestic governmental authority or instrumentality.

“Hypothetical Tax Basis” means, with respect to any Exchange Asset at any time, the tax basis that such asset would have at such time if no Basis Adjustments had been made as a result of any Exchange.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (and EC LLC and any of its direct or indirect subsidiaries that are treated as pass-through entities, but only with respect to Taxes allocable to the Corporation and that are imposed on EC LLC or each of such direct or indirect subsidiaries) using the same methods, elections, conventions and similar practices used on the actual Tax Returns of the Corporation, but (i) using the Hypothetical Tax Basis instead of the actual tax basis of each relevant asset and (ii) excluding any deduction attributable to the Imputed Interest. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Covered Tax item that is attributable to the Basis Adjustment or Imputed Interest.

“Imputed Interest” and “Imputed Principal” means the portion of a payment treated as interest or principal, as applicable, under Section 1272, 1274 or 483 or other provision of the Code and the similar section of the applicable U.S. state or local income or franchise tax law with respect to the Corporation’s payment obligations to the Members under this Agreement.

“IPO” means the initial public offering of Class A Shares by the Corporation pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission.

“IPO Date” means [            , 2014].

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“LLC Agreement” is defined in the recitals.

“Material Breach” means (i) the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due, (ii) the failure to honor any other material obligations required hereunder to the extent not cured within 30 days of notice by any Member that is materially prejudiced by such failure (including without limitation any breach of Section 6.1 hereof), or (iii) the Corporation makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for the Corporation or any substantial part of its property, commences any proceeding relating to the Corporation under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against the Corporation any such proceeding which remains undismissed for a period of 30 days, or the Corporation by any act indicates its consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver of or any trustee for the Corporation or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of 60 days. The date of a Material Breach means the date that such failure, assignment, filing, etc. occurs without regard to any cure period. Notwithstanding anything in this Agreement to the contrary, the failure of the Corporation to make any Tax Benefit Payment (or portion thereof) when due shall not constitute a Material Breach to the extent that the Board determines in good faith that (x) the

Corporation does not have sufficient cash to make such payment as a result of limitations imposed by credit agreements or any other documents evidencing indebtedness to which EC LLC is a party, guarantor or otherwise an obligor as of the date of this Agreement (or within the one-year anniversary of the date of this Agreement) (the “Initial Debt Documents”) or any other document evidencing indebtedness to which EC LLC becomes a party, guarantor or otherwise an obligor thereafter to the extent the terms of such other documents are not materially more restrictive in respect of the Corporation ability to receive from its direct or indirect Subsidiaries funds sufficient to make such payments compared to the terms of the Initial Debt Documents (again, as determined by the Board in good faith), or (y) such payments could (i) be set aside as fraudulent transfers or conveyances or similar actions under fraudulent transfer laws or (ii) could cause the Corporation to be insolvent, in which case Section 5.2 shall apply.

“Member” means each person party to this Agreement who is a member of EC LLC on the date hereof, other than the Corporation, whether or not such Person is a member of EC LLC on the date any Tax Benefit Payment is due hereunder, and shall include any transferee of such member’s rights hereunder pursuant to Section 7.10 hereof.

“Member Representative” means [Murphy Group, Inc.]

“Original Sale” is defined in the recitals.

“Original Sale Date” means the date on which the Original Sale is effected.

“Permitted Transferee” means, with respect to any Member, (a) its Affiliates (including, in the case of any Member that is an entity, any distribution by such Member to its members, partners or shareholders (the “Member’s Owners”), and any related distributions by the Member’s Owners to their respective members, partners or shareholders) and (b) in the case of an individual, any member of its Family Group. For purposes hereof, “Family Group” means for any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) and the spouses of such descendants, and any trust, limited partnership, corporation or limited liability company established solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Proceeding” means a suit, action or proceeding relating to this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual tax liability for Covered Taxes of the Corporation (and EC LLC and any of its direct or indirect subsidiaries that are treated as pass-through entities, but only with respect to Taxes allocable to the Corporation and that are imposed on EC LLC or each of such direct or indirect subsidiaries) for such Taxable Year, calculated in accordance with the applicable principles set forth in Section 2.2(c) hereof. If all or a portion of the actual tax liability for Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing

Authority of any Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Benefit or the Realized Tax Detriment unless and until there has been a Determination.

“Realized Tax Benefit Amount” means, for any Member and Taxable Year, the amount of the Realized Tax Benefit that is Attributable to such Member for such Taxable Year, taking into account only Exchanges made by such Member in such Taxable Year or all prior Taxable Years.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual tax liability for the Covered Taxes of the Corporation (and EC LLC and any of its direct or indirect subsidiaries that are treated as pass-through entities, but only with respect to Taxes allocable to the Corporation and that are imposed on EC LLC or each of such direct or indirect subsidiaries) over the Hypothetical Tax Liability for such Taxable Year calculated in accordance with the applicable principles set forth in Section 2.2(c) hereof. If all or a portion of the actual tax liability arises as a result of an audit by a Taxing Authority of any Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.2(a) of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.2 of this Agreement.

“Senior Obligations” means principal, interest or other amounts due and payable in respect of any debt of the Corporation for borrowed funds.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Tax Return” means any return or filing required to be made with respect to Covered Taxes, including amended returns, for any Taxable Year with any Taxing Authority.

“Taxing Authority” means the IRS and any state or local Governmental Entity responsible for the administration of Covered Taxes.

“Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the recitals.

“Valuation Assumptions” means as of any Valuation Date, the assumptions that:

(i) The Corporation will have income that exceeds the amount of any increase in deductions that may be derived from the Basis Adjustment and the Imputed Interest throughout the relevant period for purposes of all Covered Taxes.

(ii) There will be no change in the applicable rates of any Covered Taxes throughout the relevant period, except to the extent such changes have already been enacted into law.

(iii) All taxable income of the Corporation will be subject to the maximum applicable rates for Covered Taxes throughout the relevant period.

(iv) Any loss carryovers or carrybacks generated by the Basis Adjustment or the Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments made under this Agreement), and available as of the date of the Early Termination Notice will be utilized by the Corporation on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers or carrybacks.

(v) Any non-amortizable assets are deemed to be disposed of on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date.

(vi) If an Early Termination is effected prior to an Exchange of all Units, such remaining Units that are not exchanged as of the Early Termination Date shall be treated as sold in an Exchange occurring on the Early Termination Date.

“Valuation Date” means the date of an Early Termination Notice for purposes of determining an Early Termination Payment.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT OR REALIZED TAX DETRIMENT

Section 2.1 Basis Adjustment Attributable to an Exchange

(a) Exchange Basis Schedule Generally. Within 90 calendar days after filing its U.S. federal income Tax Return for each Taxable Year in which any Exchange has been effected, the Corporation shall deliver (or cause EC LLC to deliver) to each Member that effected an Exchange during such Taxable Year a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for U.S. federal income tax purposes, (i) the actual tax basis of the Exchange Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Exchange Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to Exchanges by the relevant Member, (iii) the period or periods, if any, over which such Exchange Assets are amortizable or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable or depreciable. At the time the Corporation delivers (or causes EC LLC to deliver) the Exchange Basis Schedule to a Member, it shall (or cause EC LLC to) (x) deliver to such Member an Advisory Firm Letter supporting such Exchange Basis Schedule, (y)

provide schedules and work papers providing reasonable detail regarding the preparation of the Exchange Basis Schedule to the Founding Members and the Member Representative and (z) allow the Founding Members and the Member Representative reasonable access to the appropriate representatives at the Corporation, EC LLC and the Advisory Firm in connection with its review of such schedule. The Exchange Basis Schedule shall become final and binding on the parties unless any Founding Member, within 30 calendar days after receiving such Exchange Basis Schedule, provides the Corporation with notice of an objection to such Exchange Basis Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such notice was delivered to the Corporation, the Corporation and the objecting Founding Member shall employ the Reconciliation Procedures.

(b) Amendments to an Exchange Basis Schedule. An Exchange Basis Schedule may be amended from time to time by the Corporation (i) in connection with a Determination, (ii) to correct inaccuracies to the original Exchange Basis Schedule identified or agreed to by the Corporation after the date of the Exchange as a result of the receipt of additional information, (iii) to comply with the expert’s determination under the Reconciliation Procedures or (iv) to take into account payments made pursuant to this Agreement. At the time the Corporation delivers such amended Exchange Basis Schedule to a Member, it shall (or cause EC LLC to) (x) deliver to such Member an Advisory Firm Letter supporting such amended Exchange Basis Schedule, (y) provide schedules and work papers providing reasonable detail regarding the preparation of the amended Exchange Basis Schedule to the Founding Members and the Member Representative and (z) allow the Founding Members and the Member Representative reasonable access to the appropriate representatives at the Corporation, EC LLC and the Advisory Firm in connection with its review of such schedule. The amended Exchange Basis Schedule shall become final and binding on the parties unless, with respect to any change made pursuant to clauses (ii) or (iv) of the first sentence of this Section 2.1(b), any Founding Member, within 30 calendar days after receiving such amended Exchange Basis Schedule, provides the Corporation with notice of an objection to such amended Exchange Basis Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and the objecting Founding Member shall employ the Reconciliation Procedures.

Section 2.2 Tax Benefit Schedule

(a) Generally. Within 90 calendar days after filing its U.S. federal income Tax Return for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment, including for this purpose where a Realized Tax Benefit or Realized Tax Detriment is deemed to equal zero pursuant to the proviso in the definition thereof, the Corporation shall provide to each Member a schedule showing, in reasonable detail, the calculation of the Corporation’s Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, such Member’s Realized Tax Benefit Amount and such Member’s Allocable Share (the “Tax Benefit Schedule”). At the time the Corporation delivers the Tax Benefit Schedule to a Member, it shall (i) deliver to such Member an Advisory Firm Letter supporting such Tax Benefit Schedule, (ii) deliver to the Founding Members and the Member Representative schedules and work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and (iii) allow the Founding Members and the Member Representative reasonable access to the appropriate representatives at the Corporation, EC LLC and the Advisory Firm in connection with its review of such schedules. The Tax Benefit Schedule shall become final and binding on the parties unless any Founding Member within 30 calendar days after receiving such Tax Benefit Schedule, provides the Corporation with notice of an objection to such Tax Benefit Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days after receipt thereof by the Corporation, the Corporation and the objecting Founding Member shall employ the Reconciliation Procedures.

(b) Amendments to Tax Benefit Schedule. A Tax Benefit Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the original Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Tax Benefit Schedule was provided to the Members, (iii) to reflect a change in the Realized Tax Benefit, Realized Tax Detriment, a Member Realized Tax Benefit Amount or an Allocable Share for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Tax Benefit Schedule unless and until there has been a Determination with respect to such change) or (v) to comply with the Expert’s determination under the Reconciliation Procedures. At the time the Corporation delivers such an amended Tax Benefit Schedule pursuant to this subsection (b) (an “Amended Tax Benefit Schedule”) to a Member it shall (x) deliver to such Member an Advisory Firm Letter supporting such Amended Tax Benefit Schedule, (y) deliver to the Founding Member and the Member Representative schedules and work papers providing reasonable detail regarding the preparation of the Amended Tax Benefit Schedule and (z) allow the Founding Members and the Member Representative reasonable access to the appropriate representatives at the Corporation, EC LLC and the Advisory Firm in connection with its review of such schedule. Such Amended Tax Benefit Schedule shall become final and binding on the parties unless, with respect to any change made pursuant to clauses (ii), (iii) or (iv) of the first sentence of this Section 2.2(b), any Founding Member within 30 calendar days after receiving such Amended Tax Benefit Schedule, provides the Corporation with notice of an objection to such Amended Tax Benefit Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and the objecting Founding Member shall employ the Reconciliation Procedures.

(c) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual Covered Tax liability of the Corporation for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual Covered Tax liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under the Code based upon the characterization of the Tax Benefit Payment as additional consideration payable by the Corporation for the Units acquired in an Exchange. Carryovers or carrybacks of any Covered Tax item attributable to the Basis Adjustment and Imputed Interest (determined using such “with and without” methodology) shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, order of use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Covered Tax item includes a portion that is attributable to the Basis Adjustment and Imputed Interest and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology. The parties agree that all Tax Benefit Payments (except any interest component thereof) (i) will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for the Corporation, (ii) will have the effect of creating additional Basis Adjustments for the Corporation in the year of payment, and (iii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, with any circularity created in the current year continuing until any incremental current year benefits equal an immaterial amount.

(d) At the time of any Exchange, the Member Representative shall conclude whether the aggregate value of the Tax Benefit Payments can be ascertained with any reasonable certainty for U.S. federal income tax purposes. Unless there is a Determination to the contrary, the Corporation and the Members, on their own behalf and on behalf of each of their Affiliates, agree to report and cause to be reported for all U.S. purposes, including for purposes of all Covered Taxes and U.S. financial reporting purposes, all payments made under this Agreement in a manner consistent with such conclusion.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five calendar days of the delivery of the Tax Benefit Schedule to the Members for any Taxable Year, and, if applicable, within five calendar days of the final determination of the Tax Benefit Schedule pursuant to the procedures set forth in Section 2.2(a), the Corporation shall pay to each Member an amount equal to such Member’s Allocable Share of the Tax Benefit Payment for such Taxable Year (or in the case of such a final determination, the portion thereof not previously paid). Within five calendar days of the delivery of an Amended Tax Benefit Schedule to the Members for any Taxable Year, and, if applicable, within five calendar days of the final determination of an Amended Tax Benefit Schedule pursuant to the procedures set forth in Section 2.2(b), the Corporation shall pay to each Member an amount equal to such Member’s Allocable Share of the additional Tax Benefit Payment (or in the case of such a final determination, the portion thereof not previously paid), if any, for such Taxable Year. Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account of the Member previously designated to the Corporation by such person, and no Member shall be required to return any portion of any previously made Tax Benefit Payment. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated federal income tax payments. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, if the Corporation has not elected to terminate this Agreement pursuant to Sections 4.1 or 4.2, then all Tax Benefit Payments, whether paid with respect to Units that were exchanged

(y) prior to the date of such Change of Control or (z) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (i), (iv), (v) and (vi), substituting in each case the terms “the date of a Change of Control” for an “Early Termination Date”.

(b) A “Tax Benefit Payment” shall equal 85% of the Corporation’s Realized Tax Benefit, if any, for such Taxable Year,

increased by:

(i) interest calculated at the Agreed Rate from the due date (without extensions) for filing the relevant Tax Return for such Taxable Year); and

(ii) 85% of the amount of the excess, if any, of the Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment) reflected on the Tax Benefit Schedule for such previous Taxable Year, and decreased by:

(iii) an amount equal to 85% of the Corporation’s Realized Tax Detriment (if any) for any previous Taxable Year; and

(iv) 85% of the amount of the excess, if any, of the Realized Tax Benefit reflected on the Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment) reflected on the Amended Tax Benefit Schedule for such previous Taxable Year;

provided, however, that the amounts described in clauses (ii), (iii) and (iv) shall not be taken into account in determining a Tax Benefit Payment attributable to any Taxable Year to the extent of such amounts were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year.

Section 3.2 No Duplicative Payment. No duplicative payment of any amount (including interest) will be required under this Agreement.

Section 3.3 Pro Rata Payments. If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporation and the Members agree that no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination. Within 30 days of a Change of Control, the Corporation may terminate this Agreement effective as of the Early Termination Date by paying to each Member (including, for the avoidance of doubt, any transferee pursuant to Section 7.10(a)) such Member’s Early Termination Payment as provided in Section 4.3 below. Upon payment of the Early Termination Payment by the Corporation, the Corporation shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporation and a Member, as due and payable but unpaid as of the Early Termination Date and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the Early Termination Date (except to the extent that the amount described in clause (i) or (ii) is included in the Early Termination Payment).

Section 4.2 Early Termination Notice. To exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the Members a notice (the “Early Termination Notice”) specifying the Corporation’s intention to exercise its right of termination and showing in reasonable detail the calculation of each Member’s Early Termination Payment. At the time the Corporation delivers the Early Termination Notice to the Members, the Corporation shall (i) deliver to each Member schedules and work papers providing reasonable detail regarding the calculation of such Member’s Early Termination Payment in a manner consistent with the definition of such term and an Advisory Firm Letter supporting such calculation, and (ii) allow the Founding Members and the Member Representative reasonable access to the appropriate representatives at the Corporation, EC LLC and the Advisory Firm in connection with its review of such calculation. The calculation contained in such Early Termination Notice shall become final and binding on the parties unless any Founding Member, within 30 calendar days after receiving such calculation, provides the Corporation with notice of an objection to such calculation made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such calculation within 30 calendar days after such notice of material objection, the Corporation and the objecting Founding Member shall employ the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination. Within 45 calendar days after the delivery to the Members of the Early Termination Notice or 10 days after any amendment to the Early Termination Notice (whether pursuant to a notice of objection, the Reconciliation Procedures or otherwise), the Corporation shall pay to each Member an amount equal to such Member’s Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by such Member. No Member shall be required to return any portion of any Early Termination Payment even if there is later a Determination affecting such Early Termination Payment.

Section 4.4 Breach of Agreement. In the event of a Material Breach, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Material Breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Material Breach, (2) any Tax Benefit Payment agreed to by the Corporation and any Member as due and payable but unpaid as of the date of such Material Breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such Material Breach. Notwithstanding the foregoing, in the event of a Material Breach (other than by reason of bankruptcy), any Member shall be entitled to elect to accelerate all obligations due to it hereunder as set forth in (1), (2) and (3), above or to seek specific performance of the terms hereof.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made under this Agreement shall rank subordinate and junior in right of payment to any Senior Obligations and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.2 Late Payments by the Corporation. The amount of all or any portion of a payment not made to any Member when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable.

ARTICLE VI

ELECTION; NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Election to be Filed. As managing member of EC LLC, the Corporation shall cause EC LLC and each direct or indirect subsidiary ((but only if such indirect subsidiaries are held only through subsidiaries treated as pass-through entities) of EC LLC that is a partnership for U.S. federal income tax purposes to file an election under Section 754 of the Code effective for such entity’s Taxable Year in which the Original Sale occurs (or, if such entity is formed or acquired after such Taxable Year, for the Taxable Year of such formation or acquisition), and shall not cause EC LLC to revoke or cause to be revoked such election until this Agreement is no longer in effect.

Section 6.2 Member Participation in the Corporation’s and EC LLC’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all matters concerning Covered Taxes of the Corporation and EC LLC, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Covered Taxes. Notwithstanding the foregoing, the Corporation shall notify the Members of, and keep them reasonably informed with respect to, and any Founding Member shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of the Corporation and EC LLC by a Taxing Authority the outcome of which is reasonably expected to affect such Member’s rights under this Agreement. The Corporation shall provide to the Founding Members reasonable opportunity to provide information and other input to the Corporation, EC LLC and their respective advisors concerning the conduct of any such portion of such audits. The Corporation shall not settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the Basis Adjustment or the deduction of Imputed Interest without the consent of each of the Founding Members, which consent any such person shall not unreasonably withhold, condition or delay.

Section 6.3 Consistency. Unless there is a Determination to the contrary or except with the consent of the Corporation and each of the Founding Members, each Member on its own behalf and on behalf of each of its Affiliates, agrees to report and cause to be reported for all U.S. purposes, including for purposes of all Covered Taxes and U.S. financial reporting purposes, all items related to Covered Taxes and this Agreement (including without limitation the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any schedule, letter or certificate required to be provided by or on behalf of the Corporation under this Agreement as such schedule, letter or certificate is modified as a result of the negotiation of the parties pursuant to this Agreement or the Reconciliation Procedures. In the event that an Advisory Firm is replaced by the Corporation with another firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or the Corporation and each of the Founding Members agrees to the use of other procedures and methodologies.

Section 6.4 Cooperation. The Corporation and each Member shall (and shall cause its respective Affiliates to) (i) furnish to each other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make its employees and representatives available to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each such Member for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:
Enovation Controls, Inc. 5311 South 122nd East Avenue Tulsa, OK 74146 Attention: President Telephone: 918-317-4100 Fax:

with copies to (which shall constitute notice):
Norton Rose Fulbright 300 Convent Street, Suite 2100 San Antonio, TX 78205-3792 Attention: Daryl L. Lansdale, Esq. Telephone: 210-270-9367 Fax: 210-270-7205

if to any Member, the address of such Member set forth from time to time in the books and records of EC LLC.

Any party may change its address or fax number by giving each party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Reconciliation.

(a) In the event that the Corporation and the Founding Members are unable to resolve a disagreement within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation, EC LLC or any Member, or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve any matter relating to an Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the foregoing, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement as determined by the Corporation and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.

(b) The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne equally by the Corporation and the other parties participating in the Reconciliation Dispute. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.2 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.2 shall be binding on the Corporation and the Members and may be entered and enforced in any court having jurisdiction.

Section 7.3 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Member. Each party will cooperate to minimize withholding obligations, if any, with respect to payments required hereunder.

Section 7.4 Admission of the Corporation into a Consolidated Group; Dispositions of Assets to a Corporation.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.4, a transfer of a partnership or limited liability company interest shall be treated as a transfer of the transferring partner’s or member’s share of each of the assets and liabilities of that partnership or limited liability company.

Section 7.5 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Founding Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member upon any Exchange by such Member to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to such Member (a “Change in Tax Law”), then at the election of such Member and to the extent specified by such Member, this Agreement (i) shall cease to have further effect with respect to such Member, (ii) shall not apply to an Exchange by such Member occurring after a date specified by such Member, or (iii) shall otherwise be amended in a manner determined by such Member provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.6 Submission to Jurisdiction; Waivers. Any Proceeding must be brought against any of the parties in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the

District of Delaware, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party to this Agreement irrevocably (i) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; and (ii) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 7.7 Amendments. No amendment to this Agreement shall be effective unless it is (i) in writing, and (ii) signed by the Corporation and each Founding Member affected by such amendment; provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Members will or may receive under this Agreement unless all such Members disproportionately affected consent in writing to such amendment.

Section 7.8 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.10 Successors’ Assignment.

(a) No Member may assign any of its rights, interests or entitlements under this Agreement to any person without the prior written consent of the Corporation and each Founding Member; provided, however , that

(i)	to the extent Units are effectively transferred in accordance with the terms of the LLC Agreement and any other agreements the Members may have entered into with respect thereto, the transferring Member may assign to the transferee of such Units the transferring Member’s rights under this Agreement with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation and each Founding Member, agreeing to become a “Member” for all purposes of this Agreement, except as otherwise provided in such joinder,

(ii)	once an Exchange has occurred, any and all payments that may become payable to a Member pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation and each Founding Member, and

(iii)	a Member may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness.

(b) The Corporation may not assign any of its rights, interests or entitlements under this Agreement without the consent of each Founding Member, not to be unreasonably withheld or delayed.

(c) Subject to subsections (a) and (b), this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the business or assets of the Corporation. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place (except to the extent expressly provided by this Agreement and provided that, for the avoidance of doubt, if a Change of Control has occurred and an Early Termination Payment is required to be made then the Corporation’s payment obligations shall be determined taking into account the provisions of Article IV).

Section 7.11 Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 7.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 7.13 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflict of laws that would mandate the application of the laws of another jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation and each Member have duly executed this Agreement as of the date first written above.

ENOVATION CONTROLS, INC.

By:
Name:
Title:

MEMBERS

Each Member set forth on Annex A hereto

By:
Name:
Title: